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                                                                    Exhibit 11.0

                             BTU INTERNATIONAL, INC.
                CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE
                  (Dollars in Thousands, except per share data)


                                           For the Year Ended December 31,
                                           -------------------------------
                                        1996           1995            1994
                                        ----           ----            ----
Net income                           $     3,560    $     5,073     $     2,680

Dividends accrued - Class A
  and Class AA redeemable
  preferred stock                           --              (93)           (160)
                                     -----------    -----------     -----------

Net income applicable to
  common stockholders                $     3,560    $     4,980     $     2,520
                                     ===========    ===========     ===========

Weighted average shares
   outstanding
   Common stock                        7,303,936      7,230,346       6,857,184

   Class AA convertible
     preferred stock                        --             --           240,000

   Stock options                          31,153         70,298         141,893
                                     -----------    -----------     -----------
Weighted average
   shares outstanding                  7,335,089      7,300,644       7,239,077
                                     ===========    ===========     ===========

Net income per
   common share                      $      0.49    $      0.68     $      0.35
                                     ===========    ===========     ===========


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